Exhibit 10.9
HEALTHCARE SERVICES, INC.
RESTRICTED STOCK AGREEMENT
     This RESTRICTED STOCK AGREEMENT (“Agreement”) is made as of the 7th day of November, 2004 (“Effective Date”), by and between HEALTHCARE SERVICES, INC., a Delaware corporation (the “Company”), and Ascension Health, a Missouri not-for-profit corporation (the “Recipient”). For purposes of this Agreement, the “Effective Date” shall be the date upon which company and Recipient execute the first Affiliate Schedule to the Master Services Agreement entered into by and between Company and Recipient dated as of October 14, 2004.
     Section 1. Grant of Equity Rights.
     Upon the Effective Date, the Company shall grant to the Recipient subject further to the terms and conditions herein set forth, 902,374 shares (hereinafter referred to as, the “Initial Grant”) of the Company’s Class B Common Stock, par value $0.01 per share. The Company represents that this Initial Grant represents 5% of the outstanding Common Stock of the Company on a Fully Diluted Basis as of the Effective Date of this Agreement. For purposes of this Agreement, the term “Fully Diluted Basis” shall mean from time to time, that all granted or issued options and warrants, common stock, preferred stock and other securities convertible into Common Stock, and other rights to acquire shares of Common Stock shall be accounted for as if all such rights have been exercised and all securities convertible into or exchangeable for shares of Common Stock have been converted or exchanged that are outstanding from time to time.
     Upon the Effective Date, Company also hereby agrees to grant to Recipient warrants to acquire up to 902,374 shares of the Company’s Class B Common Stock in exchange for the rights and services provided for in Section 2 below (hereinafter referred to as the “Supplemental Grant”) in the form attached hereto as Exhibit B (the “Supplemental Warrant”).
     Section 2. Services to Company.
     In exchange for the Initial Grant, Recipient and its Affiliates shall provide services to Company in the form of an “operational laboratory” and related start-up consulting services relative to the services which Company is developing for its prospective clients.
     Recipient shall be permitted to obtain all, or some portion of the Supplemental Grant, in exchange for the use of its intellectual property and trademarks, as provided for below, and the delivery of future services relating to the demonstration of Company’s services to future clients (other than Recipient or its Affiliates) as more fully set forth in the Supplemental Warrant.
     Section 3. Terms and Conditions.
     It is understood and agreed that the grant of restricted stock pursuant to this Agreement is subject to the following terms and conditions:

          (a) Date of Grant. Any references to the “date of grant” herein shall mean the Effective Date.
          (b) Expiration Date. This Restricted Stock Agreement shall expire at the close of business on the tenth anniversary of the Effective Date after which neither party shall have any continuing obligation hereunder.
          (c) Vesting. All Restricted Stock granted under this Agreement shall be deemed immediately vested upon issuance.
          (d) Dilution Protection. In the event that the Company issues additional stock or rights to purchase stock or securities convertible into or exchangeable for stock (“Additional Stock”) so that the Restricted Stock granted to the Company pursuant to the Initial Grant no longer represents 5% of the Company’s outstanding stock on a Fully Diluted Basis, the Company grants Recipient the following additional rights:
               (i) If the Additional Stock is granted at a price less than $1.12 per Common Share Equivalent, then Recipient shall be granted warrants for the purchase of additional Class B Common Stock at the price of $.01 per share in sufficient number to maintain its 5% ownership interest in Company (“Protection Warrant”) on a Fully Diluted Basis.
               (ii) If the Additional Stock is granted at a price equal to or greater than $1.12 per Common Share Equivalent, then Recipient shall be granted warrants as provided for in (d)(i) above up to the first $45 million in capital investment in the Company. In the event that the Protection Warrant is insufficient to preserve Recipient’s 5% interest in the Company, Recipient shall be granted additional warrants for the purchase of Class B Common Stock at a price equal to the Common Share Equivalent Price of the Additional Stock then issued (the “Additional Warrant”). The number of shares issuable pursuant to the Additional Warrant shall be sufficient in number to permit Recipient to maintain a 5% ownership interest in the Company on a Fully Diluted Basis when all warrants are fully exercised.
          (e) Compliance with Laws and Regulations. This Agreement, and the obligations of the Company hereunder, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.
          (f) Withholding Taxes. The Recipient shall pay to the Company, or make provision satisfactory to the Board of the Company for the payment of, any taxes of any kind required by law to be payable by Recipient in respect of the Restricted Stock, no later than the date of the event creating the tax liability; provided, however, Recipient shall not have to pay such taxes until they become due and payable. The Company shall, to the extent permitted by law, have the right to deduct any such tax obligations from any payment of any kind otherwise due to the Recipient.
          (g) Definition. For purposes of this Agreement, “Common Share Equivalent” shall mean that all securities convertible into or exchangeable for Common Stock, and all rights to acquire Common Stock, shall be deemed to have been so converted, exchanged, or acquired when calculating the share price.

     Section 4. Use of Mark.
     Recipient hereby consents to the Company’s use of Recipient’s name and logo (“Mark”) in conjunction with the Company’s marketing of Services. This consent extends to the Company’s affiliates, subsidiaries, agents and representatives. Recipient hereby grants to the Company for the term of this Agreement a non-exclusive, nontransferable license to use the Mark to promote the Company’s services. The Company agrees that the nature and quality of all uses of the Mark by the Company shall conform to standard and be under the control of Recipient and Recipient must approve such uses, which approval shall not be unreasonably withheld. The Company agrees to use the Mark only in the form and manner and with appropriate legends as prescribed from time to time by Recipient. This license may be sub-licensed to the Company’s affiliates, subsidiaries, agents and representatives for the purposes of promoting the Company’s services.
     Section 5. Investment Representation.
     Recipient: (i) is acquiring the Restricted Stock for Recipient’s own account, for investment only and not with a view to the distribution, resale or transfer thereof, and as the sole record and beneficial holder thereof; (ii) is acquiring such Restricted Stock without any intention of reselling or distributing such Restricted Stock except in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”) and rules and regulations promulgated thereunder and applicable state securities laws and regulations and (iii) agrees that the Restricted Stock shall not be sold, pledged, hypothecated, donated or otherwise transferred, whether or not for consideration, by Recipient and (x) unless they are registered under the Act and any applicable state securities law, or (y) upon receipt by the Company of a favorable opinion of counsel in a form reasonably acceptable to the Company, to the effect that any such transfer shall not be in violation of the Act, applicable state securities laws or any rules or regulations promulgated thereunder, or (z) such transfer is to an Affiliate of Recipient which is approved by the Company (which approval shall not be unreasonably withheld). Recipient further understands and agrees that the Restricted Stock is subject to additional restrictions on transfer under the Plan and this Agreement, and that Recipient shall not transfer the Restricted Stock except following vesting of the same and in compliance with the restrictions on transfer and related terms, conditions and provisions set forth in the Plan and this Agreement
     Section 6. Recipient Bound by Plan.
     The Recipient hereby acknowledges and agrees that in addition to the terms set forth in this Agreement the Restricted Stock is subject to and benefits from the terms and conditions of that certain Restricted Stock Plan of the Company (the “Plan”) a copy of which is attached hereto as Exhibit A and incorporated herein by this.
     Section 7. Notices.
     Any notice hereunder to the Company shall be addressed to Greg Kazarian, Secretary, HealthCare Services, Inc., d/b/a Accretive Health, 676 N. Michigan Avenue, Suite 3650, Chicago, IL 60611, and any notice hereunder to Recipient shall be addressed to the Recipient at the following address, subject to the right of either party to designate at any time hereafter in writing some other address:

Name:	Matthew I. Hermann, Director, Strategic Health Venture Investing Ascension Health Ventures 4600 Edmundson Road St. Louis, MO 63134
     Section 8. Binding Effect.
     This Agreement shall be binding upon the Company’s successors and assigns, and shall be binding and inure to the benefit of the Recipient and the Recipient’s heirs, executors, administrators, guardians, trustees, attorneys-in-fact and legal and personal representatives.
     Section 9. Governing Law.
     To the extent that state law shall not be preempted by any laws of the United States, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
     Section 10. Tax Election.
     Recipient acknowledges that, Recipient is entitled (but not obligated) to make the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to each and every grant of Restricted Stock made to Recipient. Recipient agrees to indemnify and hold the Company harmless from any costs, expenses, claims, damages or causes of action (including, without limitation, any and all related costs and expenses) incurred by Recipient or Company resulting from or relating to Recipient’s making, failure to make or ineffectively making any election under Section 83(b) with respect to any grant. Should such election under Section 83(b) of the Code be made, the Recipient shall prepare such forms as are required to make such election.
     Section 11. Restrictions on Disposition of Restricted Stock.
          11.1 Restrictions on Disposition. Except as expressly provided in Sections 5 and 11.2 hereof, and notwithstanding the provisions of any other agreement which the Company and the Recipient are a party, or are bound under, until such time as there is a Public Market for the Common Stock of the Company, the Recipient may not, directly or indirectly, voluntarily or involuntarily, sell, transfer, negotiate, pledge, hypothecate, assign or any other way dispose of (collectively, “Dispose” or a “Disposition”) the Restricted Stock now owned or hereafter acquired by it or any part thereof.
          11.2 Exceptions to Restrictions on Disposition. The restrictions set forth in Sections 5 and 11.1 hereof shall not apply to any of the following Dispositions: (i) any repurchase or redemption by the Company from the Recipient of the Restricted Stock, provided that such repurchase or redemption is effectuated in accordance with and is not in contravention of the terms of this Agreement, Delaware law, or as set forth in the Amended and Restated Certificate of Incorporation of the Company; (ii) to any Person in accordance with the terms of Section 11 hereof or the Plan; or (iii) to any Affiliate of Recipient which is approved by the Company (which approval shall not be unreasonably withheld); provided, however, with respect to any of the foregoing, that any such transferee shall agree in writing to be bound by, and the shares so transferred shall remain subject to, the terms and conditions of this Agreement.
          11.3 Disclosure of Offers to Purchase. If the Recipient receives a bona fide offer in writing from a third person (an “Offer”) to purchase all or a portion of the Restricted Stock (vested or unvested), the Recipient shall immediately give the Company and all of the members of the Board of Directors of the Company written notice of the Offer, which notice shall set forth the terms of the Offer and the identity and business address of the offeror and, if the Offer was made in writing, be accompanied by a copy of the Offer.
          11.4 The Restrictions on disposition as set forth in this Section 10 shall terminate at such time as there is a Public Market subject to any restrictions and terms imposed on any shareholder in connection with the Underwritten Offering which gives rise to the Public Market.
     Section 12. Tag-Along.
          12.1 Tag-Along Rights.
          (a) Except as otherwise provided in Section 11.2 or in the Plan, with respect to any proposed Disposition of any shares of Capital Stock by any Stockholder or a group of the Stockholders to a person (such other person being hereafter referred to as the “Proposed Purchaser”), such transferring Stockholder(s) shall be required to provide that the Recipient along with each of the other Stockholders having tag-along rights as provided in the Stockholders’ Agreement (referred to herein collectively as the “Tag-Along Stockholders”) shall have the right to require the Proposed Purchaser to purchase from each of them up to the number of whole shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by each such Tag-Along Stockholder equal to the number derived by multiplying the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) that the transferring Stockholders propose to sell by a fraction, the numerator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by such Tag-Along Stockholder, and the denominator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by the transferring Stockholders and all such Tag-Along Stockholders. Any shares purchased from Tag-Along Stockholders pursuant to this Section 12.1 shall be at the same price per share and otherwise at the same time and upon the same terms and conditions as the proposed transfer by the transferring Stockholders. For purposes of this Agreement, all consideration received or receivable by a transferring Stockholder from the Proposed Purchaser (and/or its affiliates) or the Company, howsoever denominated, shall be deemed payment for the shares transferred by the transferring Stockholders.

          (b) The transferring Stockholders shall notify, or cause to be notified, each Stockholder and the Company’s Board of Directors in writing of each such proposed transfer subject to the provisions of this Section 12.1. Such notice shall set forth: (A) the number of shares of Capital Stock proposed to be purchased, (B) the name and address of the Proposed Purchaser, (C) the proposed consideration and terms and conditions of payment offered by the Proposed Purchaser, and (D) that the Proposed Purchaser has been informed of the “tag-along right” provided for in this Section 12.1 and that the Proposed Purchaser has agreed to purchase such shares in accordance with the terms hereof.
          (c) The tag-along right may be exercised by any Tag-Along Stockholder by delivery of a written notice to the transferring Stockholders (the “Tag-Along Notice”) and to the Company’s Board of Directors within thirty (30) days following the receipt of the notice specified in Section 12.1(b) hereof. The Tag-Along Notice shall state the number of shares that such Tag-Along Stockholder proposes to include in such transfer to the Proposed Purchaser, determined in accordance with Section 12.1(a) hereof, and the number of additional shares such Tag-Along Stockholder desires to include in such transfer. The maximum number of additional shares that each such Tag-Along Stockholder shall be entitled to sell shall be determined by multiplying the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) that, under the formula in Section 12.1(a) hereof, all Tag-Along Stockholders could have elected to sell to the Proposed Purchaser but did not so elect, by a fraction, the numerator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by such Tag-Along Stockholder electing to sell additional shares and the denominator of which shall be the total number of shares of Capital Stock (including Common Stock issuable upon exercise of any warrants or options) owned by all Tag-Along Stockholders who delivered Tag-Along Notices indicating a willingness to sell additional shares. In the event that the Proposed Purchaser refuses to purchase such shares from the Tag-Along Stockholders on the same terms and conditions as it purchases shares from the transferring Stockholders in the proposed transfer, then the transferring Stockholders shall not be permitted to sell any shares to the Proposed Purchaser in the proposed transfer. If no Tag-Along Notice is received during the 30-day period referred to in this Section 12.1(c), the transferring Stockholders shall have the right to transfer their shares on terms and conditions no more favorable than those stated in the notice under Section 12.1(b) hereof and in accordance with the provisions of this Section 12.
          (d) Any provision herein to the contrary notwithstanding, the exercise of the tag-along right shall be conditioned upon the agreement by each Tag-Along Stockholder to become a party to any proposed agreement for the sale of shares by the transferring Stockholders, and to execute any agreement, certificate or other document required to be executed in connection with such sale; provided, however, that no Tag-Along Stockholder shall be required to give representations or warranties more extensive than those given by the transferring Stockholders or to provide indemnities disproportionately (based upon the percentage of sales proceeds to be received) to those provided by the transferring Stockholders. Failure of any Tag-Along Stockholder to comply with the provisions of this Section 12.1(d) shall constitute a breach of this Agreement and waiver of his tag-along right.
          (e) The tag-along rights arising under this Section 12 shall terminate at such time as there is a Public Market.

     Section 13. Right of First Offer for New Securities. The provisions of this Section 13 shall only be effective in the event that the capital investments in the Company exceeed forty-five million dollars ($45,000,000.00) and only until the Company completes an Initial Public Offering.
          13.1 The Company hereby agrees to offer Recipient the right to purchase shares of any securities (“New Securities”) that the Company may propose to sell and issue for the purpose of raising capital for the Company Such right shall allow each Recipient to purchase up to such portion of the New Securities proposed to be issued as may be necessary to prevent any dilution of the Recipient’s ownership interest in the Company acquired pursuant to this Agreement from the level that existed prior to the proposed issuance of such New Securities. The right of first offer granted hereunder with respect to any specific proposed issuance of New Securities shall terminate if unexercised, in whole or in part, by the payment of the purchase price in full, within twenty one (21) days after receipt of the associated Issuance Notice described in Section 13.2 below.
          13.2 In the event the Company undertakes an issuance of New Securities, it shall give each Recipient written notice of its intention, describing the number of shares of Capital Stock, rights, options or warrants it intends to issue as New Securities, the purchase price therefore (which shall be payable solely in cash) and the terms upon which the Company proposes to issue the same (such notice, the “Issuance Notice”). Recipient may exercise its right to purchase all or any portion of its share of such New Securities (as determined in accordance with Section 13.1) for the purchase price and upon the terms specified in the Issuance Notice by (i) giving written notice to the Company and each other Investor and stating therein the quantity of New Securities to be purchased (the “Purchase Notice”) within fourteen (14) days after the receipt of the Issuance Notice and (ii) delivering to the Company a cash payment for the full purchase price of the New Securities to be purchased within twenty one (21) days after the receipt of the Issuance Notice. The right of first offer for New Securities provided for under this Section 12 shall terminate upon, and shall not be applicable to, an Initial Public Offering.
          13.3. Any New Securities issued and sold by the Company must be on the exact terms contained in the Issuance Notice provided by the Company in connection therewith not more than ninety (90) days after the date of such Issuance Notice.
     Section 14. Financial Information. The Company will deliver the following reports to Recipient and each successor in interest, if any:
          14.1. Annual Audited Statements. As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and consolidated statements of changes in cash flow of the Company and its subsidiaries, if any, for such fiscal year, prepared in accordance with United States generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year and the budgeted figures for the current fiscal year, all in reasonable detail and audited by independent public accountants approved by the Board of Directors and acceptable to the Investors.

          14.2. Additional Information. The Company will deliver or provide to Recipient, contemporaneous with the delivery of the same to its Directors (i) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of income and consolidated statements of change in cash flow of the Company for such period and for the current fiscal year to date, prepared in accordance with United States generally accepted accounting principles, subject to changes resulting from normal year-end audit adjustments, and setting forth in each case in comparative form the figures for the same periods of the previous fiscal year and the budgeted figures for the current periods, along with a narrative discussing in reasonable detail (A) the operations of the Company for the previous quarter, (B) any deviations in the actual performance for the previous quarter of the Company from the projected performance of the Company and its subsidiaries, and (C) a general commentary on the business prospects of the Company and any other material issues relating to the Company, and (ii) such information and data, including access to books and records of the Company, as Recipient may from time to time reasonably request. Company shall not be required to provide information which it regards as proprietary or which would violate its obligation or desire to maintain the confidential nature of critical business information.
     Section 15. Legend on Certificates. The following statement shall be inscribed on all certificates representing the Restricted Stock now owned or hereafter acquired by the Recipient:
“THE SALE, TRANSFER, HYPOTHECATION, NEGOTIATION, PLEDGE, ASSIGNMENT, ENCUMBRANCE OR OTHER DISPOSITION OF THIS SHARE CERTIFICATE AND THE SHARES OF CLASS B COMMON STOCK REPRESENTED HEREBY ARE RESTRICTED BY AND ARE SUBJECT TO ALL OF THE TERMS, CONDITIONS AND PROVISIONS OF A CERTAIN RESTRICTED STOCK AGREEMENT DATED AS OF OCTOBER 7, 2004 AMONG THE RECIPIENT AND THE COMPANY, WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”
     Section 16. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth as follows:
“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person.
“Capital Stock” means the Common Stock and the Preferred Stock, together.

“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means each and every class of the Common Stock of the Company, $0.01 par value per share.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Initial Public Offering” means an initial public offering of shares of Capital Stock of the Company, which public offering raises net proceeds to the Company of not less than $25,000,000.
“Investors” means Accretive Investors SBIC, L.P., a Delaware limited partnership and FW Oak Hill Accretive Healthcare Investors, L.P., a Delaware limited partnership.
“Person” means any individual, corporation, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.
“Preferred Stock” means each and every class of the Company’s Preferred Stock, $0.01 par value per share.
“Public Market” means a market for the Common Stock of the Company that shall be deemed to exist at such time as the Common Stock of the Company, has been sold to the public pursuant to one or more registration statements filed with, and declared effective by, the Commission in accordance with the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended.
“Stockholder” and “Stockholders” means the Investors, together with all other persons who may become stockholders, option holders or warrant holders of the Company.
“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of November 17, 2003, as Amended by and among the Company and the Investors.
“Underwritten Offering” means the filing by the Company of a registration statement on Form S-1 or Form S-3 (or any similar short-form registration statement) and the intended method of distribution is through a firm commitment underwriting.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

HEALTHCARE SERVICES, INC.
By:	/s/ Mary Tolan
	Name:	Mary Tolan
	Title:	Chief Executive Officer

ASCENSION HEALTH
By:	/s/ Anthony J. Speranzo
	Name:	Anthony J. Speranzo
	Title:	Senior Vice President and CFO